EXHIBIT 99.2

C&F FINANCIAL CORPORATION

Friday, October 15, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

C&F Financial Corporation Announces

New Operations Center

West Point, Va., October 15, 2004 — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for C&F (formally Citizens and Farmers) Bank, today announced the bank’s purchase of a facility located at Stonehouse Commerce Park in James City County, Va. for its new operations center. Located 12 miles from the corporation’s headquarters in West Point, Va., the bank plans to relocate its operations departments to the new facility in 2005.

“After an in-depth study, management decided on a facility that would remain close to the source of C&F Bank’s heritage,” said Robert Bryant, the bank’s chief operating officer. “We believe that the new site will be helpful in attracting and retaining a highly talented work force. This expansion will support our expected growth and position us to sustain the high standard of performance C&F customers and shareholders have come to expect.”

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

C&F FINANCIAL CORPORATION

Friday, October 15, 2004

Contact:        Tom Cherry, Senior Vice President & CFO

                        (804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area and (10) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

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